UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2014
Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: 215-546-5005
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 25, 2014, Resource America, Inc. (NASDAQ: REXI) (the “Company”) entered into the Fourth Amendment (the “Amendment”) to the Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) between the Company and TD Bank, N.A., for itself and as agent for the Lenders defined therein.  Capitalized terms used in this Item 1.01 but not defined shall have the meaning set forth in the Amendment or the Loan and Security Agreement.

The Amendment (i) provides for an extension of the maturity date to the earlier of (A) the date of termination, expiration or sale of the Second Amended and Restated Management Agreement dated as of June 14, 2012, by and among the Company, Resource Capital Manager, Inc. and Resource Capital Corp. ("RSO"), as the same has or may be amended from time to time, and (B) December 31, 2017; (ii) increases the maximum revolving credit amount to $11,500,000 from $7,500,000 provided the Company maintains an aggregate value of Pledged Securities of $6,000,000; (iii) sets forth the Lenders’ consent to the payment in full of the Company’s outstanding 9% Senior Notes due March 31, 2015; and (iv) establishes a clean-up requirement whereby the Company is required to maintain the outstanding cash advance at zero dollars ($0) for 30 consecutive days during each one-year period beginning on April 25, 2014.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached hereto as Exhibit 10.1 and incorporated into this report by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

10.1	Fourth Amendment to Amended and Restated Loan and Security Agreement dated as of April 25, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Dated:	April 28, 2014	By:	/s/ Thomas C. Elliott
		Name:	Thomas C. Elliott
Senior Vice President and Chief Financial Officer